Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189276 on Form S-8 of our reports dated August 18, 2016, relating to the consolidated financial statements and financial statement schedule of Coty Inc. and subsidiaries, and the effectiveness of Coty Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coty Inc. and subsidiaries for the year ended June 30, 2016.

/s/ Deloitte & Touche LLP

New York, New York
August 18, 2016